UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. ) *

                        SPECIAL OPPORTUNITIES FUND, INC
                                (Name of Issuer)

                                  COMMON SHARES
                         (Title of Class of Securities)

                                   84741T104
                                 (CUSIP Number)

                                December 31, 2020
               (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 84741T104
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RELATIVE VALUE PARTNERS GROUP, LLC
      TIN 47-4067697
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)[_]
      (b)[_]

      Not Applicable
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power:  1,855,512
SHARES
BENEFICIALLY   6.   Shared Voting Power: 0
OWNED BY
EACH           7.   Sole Dispositive Power:  1,855,512
REPORTING
PERSON         8.   Shared Dispositive Power: 0
WITH
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,855,512
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      21.82%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

CUSIP NO. 84741T104


ITEM 1(A) Name of Issuer:

          SPECIAL OPPORTUNITIES FUND, INC.

ITEM 1(B) Address of Issuer's Principal Executive Offices:

          C/O US BANCORP FUND SERVICES, LLC
	  615 EAST MICHIGAN AVENUE
	  MILWAUKEE, WISCONSIN 53202

ITEM 2(A) Name of Person Filing:

          RELATIVE VALUE PARTNERS GROUP, LLC

ITEM 2(B) Address of Principal Business Office or, if none, Residence:

          1033 SKOKIE BLVD. SUITE 470, NORTHBROOK, IL 60062

ITEM 2(C) Citizenship:

          DELAWARE

ITEM 2(D) Title of Class of Securities:

          COMMON SHARES

ITEM 2(E) CUSIP Number:

          84741T104

ITEM 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                 78c).

        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e)  [X] An investment adviser in accordance with
                 (S)240.13d-1(b)(1)(ii)(E);

        (f)  [_] An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

        (g)  [_] A parent holding company or control person in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP

ITEM 4(A): Amount Beneficially Owned:

           1,855,512  shares

ITEM 4(B): Percent of Class:

           21.82%

ITEM 4(C): Number of shares as to which such person has:

      (i)  sole power to vote or to direct the vote:  1,855,512

      (ii) shared power to vote or to direct the vote:  0

      (iii) sole power to dispose or to direct the disposition of: 1,855,512

      (iv) shared power to dispose or to direct the disposition of:  0

ITEM 5 Ownership of Five Percent or Less of a Class:

          Not Applicable.


CUSIP NO. 84741T104


ITEM 6 Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

ITEM 8 Identification and Classification of Members of the Group:

          Not Applicable.

ITEM 9 Notice of Dissolution of Group:

          Not Applicable.

ITEM 10 CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 12, 2021
	                  -------------------------------
	                              DATE


	                        /s/ MAURY FERTIG
                          -------------------------------
                                    SIGNATURE

	                   MAURY FERTIG/MANAGING MEMBER
	                 --------------------------------
	                           NAME/TITLE